Filed Pursuant to Rule 424(b)(5)
File No. 333-189309

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 14, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 14, 2013)

EATON VANCE CORP.

$

    % Notes due 2023

The     % Notes due 2023 (referred to in this prospectus supplement as the notes) will bear interest at the rate of     % per year. Interest on the notes is payable on                      and                      of each year, beginning on                     , 2013. The notes will mature on                     , 2023.

The notes will be unsecured and unsubordinated obligations of our company and will rank equal in right of payment with all our existing and future unsecured and unsubordinated indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

We may redeem the notes in whole or in part at any time at the applicable redemption price set forth under “Description of the Notes — Optional Redemption of Notes”. If a change of control triggering event as described in this prospectus supplement under the heading “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event” occurs, we may be required to offer to purchase the notes from the holders.

We do not intend to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

Per Note	Total
Public Offering Price (1)%	$
Underwriting Discount %	$
Proceeds to Eaton Vance Corp. (before expenses)%	$

(1)	Plus accrued interest from , 2013 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2013.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Citigroup
Passive Book-Running Manager

Co-Manager

Barclays

The date of this prospectus supplement is                     , 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUPPLEMENT

S-i

About This Prospectus Supplement

This document consists of two parts. The first part, the prospectus supplement, describes the specific terms of the notes we are offering and certain other matters relating to Eaton Vance Corp. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

Forward-Looking Statements

This prospectus supplement and the documents incorporated by reference herein includes statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, intentions or strategies regarding the future. All statements, other than statements of historical facts, included in this prospectus supplement and elsewhere in the documents incorporated by reference herein regarding our financial position, business strategy and other plans and objectives for future operations are forward-looking statements. The terms “may”, “will”, “could”, “anticipate”, “plan”, “continue”, “project”, “intend”, “estimate”, “believe”, “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Although we believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that they will prove to have been correct or that we will take any actions that may now be planned. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and elsewhere in the documents incorporated by reference herein. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Prospectus Supplement Summary

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference as described under “Where You Can Find More Information”, before making an investment decision. When used in this prospectus supplement, the terms “we”, “us”, “our”, “the company” and “Eaton Vance” refer to Eaton Vance Corp. and its subsidiaries, unless otherwise specified.

Eaton Vance Corp.

Our principal business is managing investment funds and providing investment management and advisory services to high-net-worth individuals and institutions. Our core strategy is to develop and sustain management expertise across a range of investment disciplines and to offer leading investment products and services through multiple distribution channels. In executing this strategy, we have developed broadly diversified investment management capabilities and a powerful marketing, distribution and customer service organization. Although we manage and distribute a wide range of investment products and services, we operate in one business segment, namely as an investment adviser to funds and separate accounts.

We are a market leader in a number of investment areas, including value equity, equity income, quality core and growth equity, systematic emerging market equity, floating-rate bank loan, municipal bond, investment grade, global and high-yield bond investing. Through our subsidiary Parametric Portfolio Associates LLC, we offer a leading range of engineered portfolio implementation services, including tax-managed core and specialty index strategies, futures- and options-based portfolio overlays and centralized portfolio management of multi-manager portfolios. Our breadth of investment capabilities supports a wide range of products and services offered to fund shareholders, retail managed account investors, institutional investors and high-net-worth clients. Our equity strategies encompass a diversity of investment objectives, risk profiles, income levels and geographic representation. Our income investment strategies cover a broad duration and credit quality range and encompass both taxable and tax-free investments. We offer a range of alternative investment strategies, including commodity-based investments and a spectrum of absolute return strategies. As of April 30, 2013, we had $260.3 billion in assets under management.

Our principal retail marketing strategy is to distribute funds and separately managed accounts through financial intermediaries in the advice channel. We have a broad reach in this marketplace, with distribution partners including national and regional broker-dealers, independent broker-dealers, independent financial advisory firms, banks and insurance companies. We support these distribution partners with a team of approximately 135 sales professionals covering U.S. and international markets.

We also commit significant resources to serving institutional and high-net-worth clients who access investment management services on a direct basis. Through our wholly owned affiliates and consolidated subsidiaries, we manage investments for a broad range of clients in the institutional and high-net-worth global marketplace, including corporations, sovereign wealth funds, endowments, foundations, family offices and public and private employee retirement plans.

Our non-voting common stock is listed on the New York Stock Exchange under the ticker symbol “EV”. Our principal executive offices are located at Two International Place, Boston, MA 02109, and our telephone number is (617) 672-8000.

Recent Developments

The Tender Offer

On June 14, 2013, we commenced an offer to purchase (the “Tender Offer”) for cash up to $250 million aggregate principal amount of our outstanding 6.500% senior notes due 2017 (the “Tender Notes”). As of the date hereof, there is $500 million aggregate principal amount of the Tender Notes outstanding. The consideration for each $1,000 principal amount of Tender Notes validly tendered and not validly withdrawn before 5:00 p.m. New York City time, on June 27, 2013 (the “Early Tender Date”) and accepted for purchase pursuant to the Tender Offer will be determined by reference to a fixed spread of 0.30% over the yield based on the bid-side price of the 0.625% U.S. Treasury Notes due September 30, 2017, as calculated by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC at 1:00 p.m., New York City time, on June 27, 2013. The consideration payable for the Tender Notes includes an early tender premium of $30.00 per $1,000 principal amount of Tender Notes accepted for purchase. We estimate that the total amount of funds required to purchase the Tender Notes, including payment of any applicable early tender premium, and to pay accrued and unpaid interest on such Tender Notes would be approximately $308 million. Holders of Tender Notes tendered after the Early Tender Date but before 11:59 p.m., New York City time, on July 12, 2013 (as may be extended, the “Expiration Date”) and accepted for purchase pursuant to the Tender Offer will not receive the early tender premium. In addition, all holders of Tender Notes accepted for purchase pursuant to the Tender Offer will receive accrued and unpaid interest on their Tender Notes from the last interest payment date to the applicable settlement date. No tenders submitted after the Expiration Date will be valid.

The Tender Offer is conditioned upon the satisfaction of certain conditions, including that we have obtained sufficient funds to finance the Tender Offer and related expenses. We cannot assure you that the Tender Offer will be consummated in accordance with its terms, or at all. This offering is not conditioned upon the consummation of the Tender Offer. If the Tender Offer is completed as planned, we expect to record a pre-tax charge of approximately, $54 million during the third fiscal quarter of 2013. The estimated charge assumes current market pricing and that $250 million of the Tender Notes are tendered. The final charge will vary to the extent that the pricing and amount of Tender Notes tendered differs from our original assumptions.

The Offering

Issuer	Eaton Vance Corp.

Securities Offered	$ aggregate principal amount of % senior notes due 2023 (the “notes”).

Interest Rate	% per year.

Interest Payment Dates	and of each year, beginning , 2013.

Maturity	, 2023.

Offer to Repurchase	If we experience a change of control, as defined herein, and in connection therewith the notes are downgraded below investment grade by Standard & Poor’s Rating Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), we must offer to repurchase all the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event”.

Optional Redemption of Notes	At any time prior to , 2023, we may redeem all or a portion of the notes at a “make-whole” redemption price. At any time on or after , 2023, we may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed. In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to the redemption date. For more detailed information on the calculation of the redemption price, see “Description of the Notes — Optional Redemption of Notes”.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing that indebtedness.

We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, the notes will be “structurally subordinated” to all existing and future debt, trade creditors and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, including holders of the notes, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of April 30, 2013, we had $500 million in indebtedness outstanding none of which is secured, and after giving effect to the issuance of the notes offered hereby and our application of the proceeds as described under “Use of Proceeds”, we will have $ million of indebtedness outstanding. See “Capitalization”.

Sinking Fund	None.

Denomination	The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes — Book-Entry System; Delivery and Form”.

Certain Covenants	The indenture pursuant to which the notes will be issued, as supplemented, contains limitations on our ability and the ability of our subsidiaries to pledge voting stock or profit participating equity interests in our subsidiaries to secure other debt without also similarly securing the notes equally and ratably. The indenture also includes requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity. Other than as described above, the provisions of the indenture will not afford holders of the notes protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction that may adversely affect such holders.

Trustee	Wilmington Trust Company.

Further Issuances	From time to time, without the consent of the holders of the notes, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having those similar terms, together with the previously issued notes, will constitute a single series of debt securities under the indenture.

Use of Proceeds	The net proceeds of this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $ million. The company will use the net proceeds to fund the purchase price of the Tender Notes tendered and accepted by us for purchase pursuant to the Tender Offer, including the payment of accrued interest and any applicable early tender premiums. We will use any remaining net proceeds from this offering, including, if the Tender Offer is not consummated, for general corporate purposes, including working capital, capital expenditures, repurchases of our non-voting common stock, repayment of indebtedness, potential acquisitions and the payment of fees and expenses related to this offering. To the extent the proceeds are insufficient to fund the purchase price of the Tender Notes, we will use cash on hand to fund the remaining portion. See “Use of Proceeds”.

Events of Default	The notes contain customary events of default. See “Description of Debt Securities — Events of Default” in the accompanying base prospectus. See “Description of the Notes — Events of Default” for additional events of default pertaining to the notes.

No Prior Market	The notes will be a new issue of securities with no established trading market. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

No Listing	We do not intend to apply for listing of the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Form	The notes will be book entry only and registered in the name of a nominee of The Depository Trust Company (DTC).

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” beginning on page S-8 for a description of certain risks that you should consider before investing in the notes.

Governing Law	The notes will be governed by the laws of the State of New York.

Risk Factors

You should carefully consider the following risks and the specific risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2013, and any risk factors set forth in our other filings with the Securities and Exchange Commission, or the SEC, pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information”.

Risks Relating to the Notes

The notes will be structurally subordinated to the debt and other liabilities of our subsidiaries, and will be effectively junior to any secured indebtedness that we may incur.

The notes are obligations exclusively of Eaton Vance Corp. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. None of our subsidiaries will guarantee our obligations under, or have any obligation to pay interest due on, the notes. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture governing the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including secured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

Holders of any of our future secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. If any of our assets are distributed or paid in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness may assert rights against any assets securing such indebtedness in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that ranks equally in right of payment with the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

We depend upon our subsidiaries to service our debt.

Our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations, as well as any statutory or contractual restrictions, including regulatory capital requirements.

Our indebtedness could adversely affect our financial condition.

With a successful completion of this offering, we will have a significant amount of indebtedness. This amount of indebtedness could limit our ability to obtain additional financing for working capital, capital expenditures, stock repurchases, acquisitions, debt service requirements or other purposes. It may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Any or all of the above events and factors could have an adverse effect on our results of operations and financial condition.

We may issue additional notes.

Under the terms of the indenture that governs the notes, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects, and the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes.

There is no public market for the notes and an active trading market may not develop.

The notes constitute a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system. As a result, we can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

The market prices of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including our financial performance, the amount of indebtedness we and our subsidiaries have outstanding, market interest rates, the market for similar securities, competition and general economic conditions. The capital and credit markets continue to experience volatility and disruption worldwide. As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the prices you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. Any credit rating assigned to the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. A credit rating is not a recommendation to purchase, sell, or hold the notes. The ratings do not correspond to market price or suitability for a particular investor. There can be no assurance that such credit ratings will remain in effect for any given period of time. In addition, ratings at any time may be lowered, suspended or withdrawn in their entirety by the applicable ratings agencies, if, in such agency’s judgment, circumstances so warrant. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of a change of control repurchase event, as defined in the indenture that governs the notes, as supplemented, subject to certain conditions, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control repurchase event to make required repurchases of notes tendered. The terms of our corporate credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. Our future debt instruments also may contain restrictions and provisions providing that certain change of control events defined therein will constitute an event of default thereunder entitling lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under our corporate credit facility and future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event”.

Use of Proceeds

We estimate that the net proceeds from the offering of the notes will be approximately $         million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use a portion of the net proceeds of this offering to fund the purchase price of the Tender Notes tendered and accepted by us for purchase pursuant to the Tender Offer, including the payment of accrued interest and any applicable early tender premium. To the extent the proceeds are insufficient to fund the purchase price of the Tender Notes, we will use cash on hand to fund the remaining portion. See “Prospectus Supplement Summary—Recent Developments—The Tender Offer”.

If $250 million aggregate principal amount of the Tender Notes are validly tendered and not validly withdrawn pursuant to the Tender Offer prior to the Early Tender Date, we estimate that the total amount of funds required to purchase the Tender Notes, including payment of any applicable early tender premium, and to pay all accrued and unpaid interest on such Tender Notes would be approximately $308 million. The Tender Notes accrue interest at the rate of 6.500% and mature on October 2, 2017. As of the date hereof, there is $500 million aggregate principal amount of the Tender Notes outstanding.

The Tender Offer is conditioned upon the satisfaction of certain conditions, including our receipt of funds sufficient to pay the aggregate consideration payable with respect to the Tender Notes.

We intend to use any remaining net proceeds from this offering, after payment of the purchase price for the Tender Notes and fees and expenses relating to this offering, including if the Tender Offer is not consummated, for general corporate purposes, which may include working capital, capital expenditures, repurchases of our non-voting common stock, repayment of indebtedness and potential acquisitions. Pending final use, we may invest the net proceeds from this offering in short-term, interest-bearing securities.

Ratio of Earnings to Fixed Charges

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended April 30,	Year Ended October 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (1)	10.89	10.17	10.93	8.93	5.98	9.15

(1)	These ratios include Eaton Vance and its consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates, less net income attributable to non-controlling and other beneficial interests, plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

Capitalization

The following table sets forth our consolidated capitalization as of April 30, 2013 on a historical basis and as adjusted to give effect to the receipt of the estimated net proceeds from the sale of the notes, after deducting the underwriting discount and estimated offering expenses payable by us, and the use of a portion of those proceeds to fund the purchase of the Tender Notes tendered and accepted by us for purchase pursuant to the Tender Offer. See “Use of Proceeds” in this prospectus supplement. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarterly period ended on April 30, 2013 filed with the SEC and incorporated by reference in this prospectus supplement.

	As of April 30, 2013
	Actual	As Adjusted(1)
	(in thousands, except share data)
Cash and Cash Equivalents(2)	$320,135	$

Total debt:
Debt – 6.5% unsecured senior notes due 2017	$500,000		$250,000
Notes offered hereby(3)	—

Total debt	500,000

Temporary equity:
Redeemable non-controlling interests	121,252		121,252

Permanent equity:
Voting common stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued and outstanding, 399,240 shares	2		2
Non-voting common stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued and outstanding, 121,009,816 shares	473		473
Additional paid-in capital	129,282		129,282
Notes receivable from stock option exercises	(7,278)		(7,278)
Accumulated other comprehensive income	1,251		639
Appropriated retained earnings	15,466		15,466
Retained earnings(4)	512,038		478,384

Total Eaton Vance Corp. shareholders’ equity	651,234		616,968
Non-redeemable non-controlling interests	1,564		1,564

Total permanent equity	652,798		618,532

Total capitalization	$1,274,050	$

(1)	Assumes $250 million aggregate principal amount of Tender Notes have been validly tendered and accepted for hypothetical consideration of $1,216.89 per $1,000 aggregate principal amount. Consummation of the Tender Offer is not a condition to this offering.
(2)	Excludes balances of consolidated investment products.
(3)	Represents the notes offered hereby at a public offering price of % of the aggregate principal amount thereof.
(4)	As adjusted amount reflects recognition of approximately $54 million of amounts paid to tendering holders of the $250 million Tender Notes in excess of the aggregate par value of such Tender Notes and related write-offs of unamortized deferred financing costs and unrealized losses on a Treasury rate lock transaction associated with the initial offering of the Tender Notes.

Description of the Notes

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying base prospectus under the caption “Description of Debt Securities.” In addition to reading the description of debt securities in this prospectus supplement and in the base prospectus, you should also read the indenture between us and Wilmington Trust Company, as trustee, as supplemented, under which the notes are to be issued. If the description of the notes in this prospectus supplement differs from the description of debt securities in the base prospectus, the description of the notes in this prospectus supplement supersedes the description of debt securities in the base prospectus. When used in this section, the terms “Eaton Vance”, “we”, “our” and “us” refer solely to Eaton Vance Corp. and not to its subsidiaries.

General

The notes will initially be limited to $         million in aggregate principal amount. The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on                     , 2023.

The notes will be issued as a new series of debt securities under the indenture referred to in the accompanying base prospectus. The indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the notes, issue other debt securities under the indenture in addition to the $         aggregate principal amount of the notes. We may also, from time to time, without the consent of the holders of the notes, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having those similar terms, together with the previously issued notes, will constitute a single series of such debt securities under the indenture.

The notes will not be subject to any sinking fund.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any exchange.

The provisions of the indenture described under “Description of Debt Securities — Defeasance” in the accompanying base prospectus apply to the notes.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated senior indebtedness.

In addition, the notes are exclusively our obligations, and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments due to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, would be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, the notes are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Interest

The notes will bear interest from                     , 2013, at the annual rate of     %. Interest on the notes will be payable semi-annually on                      and                      of each year, beginning on                     , 2013, to the persons in whose names the notes are registered at the close of business on the immediately preceding                      and                     , respectively, subject to certain exceptions. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, date of redemption or the maturity date of the notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. “Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, The City of Boston or the principal place of business of the paying agent are authorized or required by law or executive order to close.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (defined below) occurs, unless we have exercised our right to redeem the notes in full, we will make an offer to each holder of notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. The terms of our corporate credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. See “Notes to Consolidated Financial Statements — Note 12 — Debt” in our Annual Report on Form 10-K, which is incorporated by reference herein, for a general discussion of our credit facility. Our future debt instruments may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See “Risk Factors — Risks Relating to the Notes — We may not be able to repurchase the notes upon a change of control repurchase event”.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the notes:

“Below Investment Grade Rating Event” means the notes are downgraded below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), other than us or one or more of our Controlled Subsidiaries;

(2)	the adoption of a plan relating to our liquidation or dissolution; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) the Permitted Holders own less than 50% of our Voting Stock, measured by voting power rather than number of shares, and (ii) any “person” or “group” (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more of our Voting Stock than the Permitted Holders, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a Controlled Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any subsidiary of Eaton Vance (or a holding company of Eaton Vance, as described in the second paragraph immediately preceding this paragraph), 50% or more of the outstanding equity interests of which are owned by Eaton Vance (or any such holding company) and its direct or indirect subsidiaries and of which Eaton Vance (or any such holding company) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB– or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investor Services Inc., or any successor thereto.

“Our Employees” means, at any time, individuals then devoting substantially all of their business and professional time to our activities or any of our subsidiaries or any such individuals who, within the 270 days prior thereto, have so devoted their professional time and the estates and legal representatives of such individuals.

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries, (iii) Our Employees, and (iv) a voting trust having a majority of its trustees who are Our Employees and a majority of holders of its trust certificates or holders of uncertificated interests in such voting trust who are Our Employees.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Optional Redemption of Notes

At any time prior to                     , 2023, we may redeem the notes in whole or in part, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                  basis points, plus accrued interest thereon to the date of redemption.

At any time on or after                     , 2023, (three months prior to the maturity date) we may redeem the notes in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to the date of redemption.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed pro rata or by such other method as we direct, subject to the procedures of the depositary.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date obtained by us and provided to the trustee, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation. All quotations will be obtained by us and provided to the trustee in order for the trustee to calculate the average of such quotations as set forth herein.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, or their respective affiliates that are primary U.S. Government securities dealers, and their respective successors; provided, however, that if either of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as calculated by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date and provided by us to the trustee. All quotations will be obtained by us and provided to the trustee in order for the trustee to calculate the average of such quotations as set forth herein.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed, at least 30 days but not more than 60 days before the redemption date, to each holder of notes. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected pro rata or by lot and in accordance with the applicable depository procedures.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

As of April 30, 2013, after giving effect to this offering and the planned use of proceeds therefrom, we would have had an aggregate of $         million of senior unsecured indebtedness outstanding, no senior secured indebtedness outstanding, and a total of $300 million available under our bank credit facility.

With the exception of intercompany indebtedness, as of April 30, 2013, our subsidiaries had no indebtedness outstanding.

Limitations on Liens

The indenture will provide that we will not, and will not cause or permit any subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage or other lien on any voting stock or profit participating equity interests of our subsidiaries or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of our subsidiaries, without providing that the notes (together with, if we shall so determine, any other indebtedness of, or guarantee by, us ranking equally with the notes and existing as of the closing of the offering of the notes or thereafter created) are secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage or other lien on the voting stock or profit participating equity interests of our subsidiaries. This restriction will not apply to permitted liens, including (a) liens existing at the time an entity becomes a subsidiary of Eaton Vance or is merged into Eaton Vance or a subsidiary of Eaton Vance, (b) statutory liens, liens granted to comply with regulatory requirements, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) liens on any voting stock or profit participating equity interests of any subsidiary of Eaton Vance that is acquired after the date of issuance of the notes to secure or provide for the payment of the purchase price or acquisition cost thereof, (d) liens in favor of Eaton Vance or any subsidiary, (e) liens in existence on the date of issuance of the notes, (f) liens (not otherwise permitted under this covenant) which secure obligations in an aggregate amount at any one time outstanding not exceeding 10% of the Consolidated Net Worth, measured at the time of the creation, incurrence or assumption of any such lien and based upon the Consolidated Net Worth as at the end of the most recently completed fiscal quarter of Eaton Vance for which financial statements are publicly available, and (g) any extension, renewal, substitution, refinancing or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any lien referred to in the foregoing clauses (a), (c) and (e) that is secured by the same collateral that originally secured the lien.

“Consolidated Net Worth” means, at a particular date, all amounts which would be included, under stockholders’ equity, on a consolidated balance sheet of Eaton Vance and its subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles as at such date.

This covenant will not limit our ability or the ability of our subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of our subsidiaries.

Merger, Consolidation or Sale of Assets

The indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

•

we are the surviving person (the “Surviving Person”) or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

•

the Surviving Person (if other than us) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the debt securities of all series outstanding, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

•

we shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.

Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Events of Default

The notes contain customary events of default, including in the non-payment of interest or principal and certain events of bankruptcy. See “Description of Debt Securities — Events of Default” in the accompanying base prospectus. In addition, an event of default with respect to the notes shall occur upon a default under any debt for money borrowed by us or any subsidiary that results in the acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $50.0 million or its foreign currency equivalent at the time and such acceleration has not been rescinded or annulled, or debt paid, within 30 days after notice to us by the trustee or holders of 25% or more of the then outstanding notes.

Book-Entry System; Delivery and Form

Upon issuance, the notes will be represented by one or more fully registered global securities, each of which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, and registered in the name of Cede & Co., DTC’s nominee. We will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC if they are participants of that system, or, indirectly, through organizations that are participants in that system. Beneficial interests in the global securities will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor to DTC or its nominee.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which we refer to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system also is available to others, such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. We refer to those entities as indirect participants.

Purchases of notes under the DTC system must be made by or through direct participants, who receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, who we refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or another DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

Neither DTC, Cede & Co. nor any other DTC nominee will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date.

Redemption proceeds, distributions and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the exchange agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name, and will be the responsibility of such participant and not of DTC or its nominee, us, the trustee or the exchange agent, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the exchange agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the exchange agent. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the affected notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository with respect to the notes. In that event, certificates representing the notes will be printed and delivered.

The information in this section concerning DTC has been obtained from sources that we believe to be reliable, but neither we nor the trustee take any responsibility for the accuracy of the information.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Further Issues

From time to time, without notice to or the consent of the registered holders of the notes, we may create and issue further notes ranking pari passu with, and having the same terms as, these notes, in all material respects, except for (i) the issue date and public offering price or payment of interest accruing prior to the issue date of such further notes or (ii) the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with the notes offered hereby, provided that such further notes are fungible for U.S. federal income tax purposes with these notes.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

The Trustee

Wilmington Trust Company is acting as trustee under the indenture. Wilmington Trust Company sometimes acts as trustee in connection with obligations issued by us and our subsidiaries and is currently acting as a trustee in connection with certain debt obligations we previously issued. Wilmington Trust Company and its affiliates have, from time to time, performed and in the future may perform various commercial and investment banking services for us or our subsidiaries in the ordinary course of business, for which they received or will receive customary fees.

Certain ERISA Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should, before authorizing the use of the plan’s assets to purchase notes and after considering the plan’s particular circumstances, determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws, rules and regulations, including standards with respect to prudence, diversification, and delegation of control, and the prohibited transaction provisions of ERISA and the Code. Certain of the foregoing considerations also apply to individual retirement accounts and other arrangements described below. Such investors should consult their own advisors in making such determination.

ERISA and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to ERISA, (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include “plan assets” under the Plan Asset Regulation (29 C.F.R. Section 2510.3-101), as modified by Section 3(42) of ERISA (each, a “Plan” or an “ERISA Plan”), and (d) persons and entities who have certain specified relationships to such Plans. ERISA and the Code also impose certain duties on any person who is a fiduciary of a Plan. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such a Plan or any authority or control over the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain direct or indirect transactions between a Plan and any person or entity that constitutes a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. We and certain of our subsidiaries may be considered parties in interest or disqualified persons with respect to many Plans. The acquisition and/or holding of a note by a Plan with respect to which we or any of our subsidiaries or the purchaser or subsequent transferee of a note is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of a note. These class exemptions include, without limitation, PTCE 90-1 (exempting certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (exempting certain transactions involving bank collective investment funds), PTCE 84-14 (exempting certain transactions effected on behalf of a Plan by a “qualified professional asset manager”), PTCE 95-60 (exempting certain transactions involving insurance company general accounts), and PTCE 96-23 (exempting certain transactions effected on behalf of a Plan by an “in-house asset manager”), although there can be no assurance that any or all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide for certain transactions between a Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the Plan fiduciary has made a determination that there is adequate consideration for the transaction.

Because of the foregoing, a note should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding of a note (i) will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or qualifies for an applicable statutory, class or individual prohibited transaction exemption from such provisions and (ii) will not constitute a violation of any other applicable law, rule or regulation.

Governmental plans, certain church plans and non-U.S. plans, while they may not be subject to Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws, rules or regulations.

By purchasing and holding the notes, the purchaser and any fiduciary of the purchaser advising its purchase and holding of the notes will be deemed to represent and warrant on each day the purchaser holds the notes that its acquisition, holding and disposition of the notes will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or in a violation of any similar laws), unless an exemption is available and all its conditions have been satisfied.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries and other persons considering acquiring a note on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any applicable similar law to such investment and whether an exemption would be applicable to the purchase and holding of a note.

Certain Material U.S. Federal Income Tax Considerations

The following is a summary of certain material U.S. federal income tax considerations related to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the Code, the U.S. Treasury Regulations promulgated thereunder (the “U.S. Treasury Regulations”), administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with notes held as capital assets (generally for investment purposes) by a beneficial owner who purchases notes on original issuance at the initial offering price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price”. This summary does not address all aspects of U.S. federal income tax related to the purchase, ownership and disposition of the notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	the potential application of the Medicare tax on net investment income;

•	any state, local or foreign tax consequences; and

•	U.S. federal estate or gift taxes, if any.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their own tax advisors.

This summary of material U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other pass-through entity) of notes that is not a U.S. holder. Non-U.S. holders should consult their own tax advisors to determine the U.S. federal, foreign, state, local and any other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payments of interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable U.S. Treasury Regulations). In such case (subject to the discussion below under “Additional payments”), interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the issue price of the notes is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method (as set forth in the applicable U.S. Treasury Regulations).

Additional payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, if we are required to repurchase the notes in connection with a Change of Control Repurchase Event as described in “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event”, we must pay a 1% premium. In addition, we may redeem the notes at any time, and upon such a redemption we may be required to pay amounts in excess of accrued interest and principal on the notes as described in “Description of the Notes—Optional Redemption of Notes”. The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments”. According to those regulations, the possibility that additional payments will be made will not cause the notes to be contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that such payments will be made or certain other exceptions apply. We have determined, and intend to take the position, that the likelihood that we will be obligated to repurchase the notes upon a change of control is remote under the applicable U.S. Treasury Regulations. The optional redemption at a potential premium will not cause the notes to be subject to the contingent payment debt rules because such a redemption would increase the yield on the notes and therefore is deemed not to be exercised by us under current U.S. Treasury Regulations. Therefore, we do not intend to treat the possibility of such events occurring as subjecting the notes to the contingent payment debt rules.

We have determined (and the remainder of this discussion assumes) that the notes are not contingent payment debt instruments. Our determination is binding on a U.S. holder unless the holder discloses a contrary position to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes, regardless of their method of tax accounting and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a U.S. holder. If any additional payments are in fact made, U.S. holders generally will be required to recognize such amounts as income.

Sale, redemption or other taxable disposition of notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the note. The amount realized will equal the amount of cash and the fair market value of any property received in exchange for the note (other than amounts attributable to accrued but unpaid interest, which amounts will be taxable as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income). A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will generally be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses is subject to significant limitations under the Code.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding at the applicable rate (currently 28%) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of its exempt status, (generally by providing an IRS Form W-9 or an approved substitute), or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of interest

In general, payments of interest on the notes to a non-U.S. holder will be considered “portfolio interest” and, subject to the discussions below of income effectively connected with a U.S. trade or business and backup withholding, will not be subject to U.S. federal income or withholding tax, provided that:

•

the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

(a) the non-U.S. holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an

IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If (i) a non-U.S. holder is engaged in a trade or business in the United States, (ii) interest on the notes is effectively connected with the conduct of that trade or business and (iii) if required by an applicable income tax treaty, such interest is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, redemption or other taxable disposition of notes

Gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note will not be subject to U.S. income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition of the notes, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax (or a lesser rate under an applicable income tax treaty) on the gain derived from the sale, redemption, or other taxable disposition, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided that the certification described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding at the applicable rate with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished timely to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules to their particular circumstances.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, enacted in 2010, generally imposes a 30% U.S. federal withholding tax on certain types of payments, such as U.S.-source interest income on debt obligations and the gross proceeds from the disposition of debt obligations that can give rise to U.S.-source interest income, paid after specified dates to “foreign financial institutions” (whether as a beneficial owner or an intermediary) and certain other non-financial foreign entities unless the entity meets certain requirements or is otherwise exempt. Under final U.S. Treasury Regulations, this legislation will generally not apply to debt obligations outstanding on January 1, 2014, unless the debt obligation undergoes a significant modification (within the meaning of the U.S. Treasury Regulations) after that date. Accordingly, this legislation will not apply to the notes unless the notes are significantly modified (within the meaning of the U.S. Treasury Regulations) on or after January 1, 2014. You are encouraged to consult your tax advisor regarding the possible implications of this legislation with respect to your investment in the notes.

Underwriting

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Barclays Capital Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about                     , 2013, which will be the 7th business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Legal Matters

Certain legal matters regarding the notes will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Certain legal matters regarding the notes will be passed upon for the underwriters by O’Melveny  & Myers LLP, New York, New York.

Experts

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from the company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports thereon, included therein, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph regarding Eaton Vance’s adoption of new accounting guidance for the consolidation of variable interest entities and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC. These reports and other information are available through our website http://www.eatonvance.com as soon as reasonably practicable after such material is electronically filed or furnished with the SEC. Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement, the accompanying prospectus or those filings. These reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed (but not information that is furnished) with the SEC subsequent to this prospectus supplement and prior to the termination of this offering will automatically be deemed to update and supersede this information. Any information so modified or superseded shall not be deemed, except to the extent so modified or superseded, to constitute a part of this prospectus supplement. The following documents have been filed by us with the SEC (File No. 001-08100) and are incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2012, filed with the SEC on December 21, 2012;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2013 and April 30, 2013, filed with the SEC on March 8, 2013 and June 7, 2013, respectively;

•	Current Reports on Form 8-K filed with the SEC on November 14, 2012, January 2, 2013, January 14, 2013 and April 15, 2013; and

•

The description of our non-voting common stock set forth in our Registration Statement on Form 8-B, filed on February 4, 1981 (File No. 001-08100), including any amendments or reports filed for the purpose of updating such information.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before all of the securities offered by this prospectus supplement are sold are incorporated by reference in this prospectus supplement from the date of filing of the documents, except for information “furnished” under Item 2.02 and Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents and any other documents that are incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to our principal executive office, located at: Two International Place, Boston, Massachusetts 02110, (617) 672-8000, Attention: Investor Relations.

Prospectus

EATON VANCE CORP.

NON-VOTING COMMON STOCK

DEBT SECURITIES

DEPOSITARY SHARES

WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

We may offer, issue and sell from time to time, together or separately, the types of securities listed above.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. A prospectus supplement may also add to, update or change information contained in this prospectus. You should read this prospectus, the accompanying prospectus supplement and any related free writing prospectus carefully before you make your investment decision.

We may offer and sell the securities directly to you, through agents we select or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.

Our non-voting common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “EV”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks, including the risks described in our filings with the Securities and Exchange Commission, or the SEC, incorporated by reference herein, and any risk factors described under the caption “Risk Factors ” in any applicable prospectus supplement or free writing prospectus relating to a particular offering of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14, 2013.

In this prospectus, “we”, “us”, “our” and “Eaton Vance” refer to Eaton Vance Corp. and its subsidiaries, unless otherwise specified.

In this prospectus, we sometimes refer to the non-voting common stock, debt securities, depositary shares, warrants, stock purchase contracts and stock purchase units collectively as “offered securities”.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities in one or more offerings described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” before making an investment in our securities.

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. The prospectus supplement may also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we have delivered to you. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, any free writing prospectus or any documents incorporated by reference therein, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2013, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement or free writing prospectus, and any risk factors set forth in our other filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment decision. See “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. These reports and other information are available through our website http://www.eatonvance.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information on our website is not incorporated into this prospectus, the accompanying prospectus supplement or our other SEC filings and is not a part of this prospectus, the accompanying prospectus supplement or those filings. These reports and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with (but not information that is furnished to) the SEC subsequent to this prospectus and prior to the termination of this offering will automatically be deemed to update and supersede this information. Any information so modified or superseded shall not be deemed, except to the extent so modified or superseded, to constitute a part of this prospectus. The following documents have been filed by us with the SEC (File No. 001-08100) and are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2012, filed with the SEC on December 21, 2012;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2013 and April 30, 2013, filed with the SEC on March 8, 2013 and June 7, 2013, respectively;

•	Current Reports on Form 8-K filed with the SEC on November 14, 2012, January 2, 2013, January 14, 2013 and April 15, 2013; and

•

The description of our non-voting common stock set forth in our Registration Statement on Form 8-B, filed on February 4, 1981, including any amendments or reports filed for the purpose of updating such information.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information “furnished” under Item 2.02 and Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents and any other documents that are incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to our principal executive office, located at: Two International Place, Boston, Massachusetts 02110, (617) 672-8000, Attention: Investor Relations.

FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein includes statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements regarding our expectations, intentions or strategies regarding the future. All statements, other than statements of historical facts, included in this prospectus and elsewhere in the documents incorporated by reference herein regarding our financial position, business strategy and other plans and objectives for future operations are forward-looking statements. The terms “may”, “will”, “could”, “anticipate”, “plan”, “continue”, “project”, “intend”, “estimate”, “believe”, “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Although we believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that they will prove to have been correct or that we will take any actions that may now be planned. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” in the documents incorporated by reference herein and in any applicable prospectus supplement or free writing prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended April 30,	Year Ended October 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (1)	10.89	10.17	10.93	8.93	5.98	9.15

(1)	These ratios include Eaton Vance and its consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates, less net income attributable to non-controlling and other beneficial interests, plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities from time to time in one or more series. The following description summarizes the general terms and provisions of the debt securities that we may offer pursuant to this prospectus that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement and any applicable free writing prospectus, which you should read. Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement and any applicable free writing prospectus that may modify or replace any information below. If there are differences between the applicable prospectus supplement and this prospectus, the prospectus supplement will control.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued under the indenture dated as of October 2, 2007 between Wilmington Trust Company, as trustee, and us. We have summarized select portions of the indenture below. The summary is not a complete statement of the terms and provisions of the indenture. The form of the indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

In this description, the words “we”, “us”, “our” and “Eaton Vance” refer only to Eaton Vance Corp. and not to any of Eaton Vance Corp.’s subsidiaries.

General

You should read the applicable prospectus supplement and any applicable free writing prospectus for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement and any applicable free writing prospectus will be set forth in the indenture and in an applicable supplemental indenture, a board resolution or in an officer’s certificate (as permitted by the indenture) and may include the following, as applicable to the series of debt securities offered thereby:

•	the title of the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities of Eaton Vance;

•	the aggregate principal amount of the debt securities and whether there is any limit on such aggregate principal amount;

•	whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

•	the date or dates, or how the date or dates will be determined, when the principal amount of the debt securities will be payable;

•	the amount payable upon acceleration of the maturity of the debt securities or how this amount will be determined;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or how such interest rate or rates will be determined;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or how such date or dates will be determined;

•	the interest payment dates and the record dates for these interest payments;

•	whether the debt securities are redeemable at our option;

•	whether there are any sinking fund or other provisions that would obligate us to purchase or otherwise redeem the debt securities;

•	the currency or currencies in which payments in respect of the debt securities will be made;

•

whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, for payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the applicability of the provisions of the applicable indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

•	material federal income tax considerations that are specific to the series of debt securities offered;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	whether the applicable indenture contains any changes or additions to the events of default or covenants described in this prospectus;

•	whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions for such conversion or exchange; and

•	any other terms specific to the series of debt securities offered.

Redemption

If the debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

•	the redemption prices (or method of calculating the same);

•	the redemption date or dates (or method of determining the same);

•	whether such debt securities are redeemable in whole or in part and whether redemption will be mandatory or at our option; and

•	any other provisions affecting the redemption of such debt securities.

Conversion and Exchange

If any series of the debt securities offered is convertible into or exchangeable for shares of our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

•	the conversion price or exchange ratio (or the method of calculating the same);

•	the conversion or exchange period (or the method of determining the same);

•	whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

•	the events requiring an adjustment of the conversion price or the exchange ratio; and

•	any other provisions affecting conversion or exchange of such debt securities.

Form and Denomination

The debt securities may be issued in fully registered form without coupons and, unless otherwise specified in the prospectus supplement, denominated in U.S. dollars in denominations of $1,000 or any integral multiple thereof. If debt securities are issued in bearer form, we may modify the form of debt security, payment procedures and other related matters, as appropriate. The prospectus supplement will indicate whether the debt securities will be in registered or bearer form, the denominations to be issued, the procedures for payment of interest and principal thereon and other matters.

Subject to the limitations provided in the indenture or set forth in any applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the principal corporate trust office of the trustee. No service charge will be made for any transfer or exchange of the debt securities, but either we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form, and will initially be deposited with the trustee as custodian for the depositary. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of Eaton Vance, the trustee for the debt securities, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name.

Certain Covenants

The covenants, if any, that will apply to a particular series of debt securities will be set forth in the applicable supplemental indenture relating to such series of debt securities and described in a prospectus supplement.

Merger, Consolidation or Sale of Assets

Unless otherwise provided for a particular series of debt securities by a board resolution, supplemental indenture or an officer’s certificate, Eaton Vance shall not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into Eaton Vance) or sell, transfer, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of related transactions unless:

•

Eaton Vance shall be the surviving person (the “Surviving Person”) or the Surviving Person (if other than Eaton Vance) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof, Bermuda or the United Kingdom;

•

the Surviving Person (if other than Eaton Vance) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by Eaton Vance;

•

in the case of a sale, transfer, lease, conveyance or other disposition of all or substantially all the property of Eaton Vance, such property shall have been transferred as an entirety or virtually as an entirety to one person and/or such person’s subsidiaries;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing;

•

Eaton Vance shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with; and

•

Eaton Vance shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more subsidiaries of Eaton Vance, which property, if held by Eaton Vance instead of such subsidiaries, would constitute all or substantially all the property of Eaton Vance on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of Eaton Vance.

Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise, established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Additional Amounts

If, following a transaction to which the provisions of the indenture described above under “—Merger, Consolidation or Sale of Assets” applies, the Surviving Person is organized other than under the laws of the U.S., any state thereof or the District of Columbia, all payments made by the Surviving Person under, or with respect to, the debt securities will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto), which we collectively refer to in this prospectus as the “Taxes”, imposed or levied by or on behalf of the jurisdiction of organization of the Surviving Person or any political subdivision thereof or taxing authority therein, which we refer to in this prospectus as a “Taxing Jurisdiction”, unless the Surviving Person is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If the Surviving Person is so required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the debt securities, the Surviving Person will pay such additional amounts, which we refer to in this prospectus as “Additional Amounts”, as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted.

The foregoing provisions will survive any termination or discharge of the indenture and any defeasance of the debt securities.

Events of Default

Unless otherwise provided for a particular series of securities by a board resolution, a supplemental indenture or an officer’s certificate, each of the following constitutes an event of default with respect to a series of debt securities:

•	a default in payment of the principal amount, premium, if any, or redemption price with respect to any debt security when such amount becomes due and payable;

•	our failure to pay interest (including additional interest, if applicable) on any debt security within 30 days of when such amount becomes due and payable;

•	our failure to deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date;

•

our failure to comply with any of our covenants or agreements in the indenture or the debt securities (other than a failure that is subject to the foregoing three bullet points) and our failure to cure (or obtain a waiver of) such default and such failure continues for 60 days after written notice is given to us as provided below;

•	certain events of bankruptcy, insolvency or reorganization affecting us; and

•	any other event of default specified with respect to debt securities of such series then outstanding.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting provisions of the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the TIA (which relates to the provision of reports), will for the first 270 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the debt securities of a series at an annual rate of 0.05% of the principal amount of the debt securities of that series. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the debt securities. The additional interest will accrue on all outstanding debt securities from and including the date on which an event of default relating to a failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). Thereafter, such additional interest will cease to accrue and the debt securities will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of the holders of debt securities in the event of the occurrence of any other event of default.

A default under the fourth bullet point above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default”.

We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the debt securities in such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the debt securities shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

In case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities.

No holder of debt securities will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default;

•

the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made a written request and offered indemnity to the trustee satisfactory to it to institute such proceeding as trustee; and

•

within 60 days after receipt of the request and offer of indemnity the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and the trustee shall have failed to institute such proceeding with such 60 day period.

However, such limitations do not apply to a suit instituted by a holder of any debt security for enforcement of payment of the principal of, and premium, if any, or interest on, such debt security on or after the respective due dates expressed in such debt security.

If a default with respect to the debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of the holders of the debt securities.

We are required to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officers’ certificate specifying our status and what actions we are taking or propose to take with respect thereto.

Defeasance

We may terminate at any time all our obligations with respect to any series of debt securities and the applicable indenture, which we refer to in this prospectus as “legal defeasance”, except for certain obligations, including those respecting the defeasance trust, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. In addition, we may also terminate at any time our obligations with respect to any series of debt securities with respect to certain covenants that are described in the applicable indenture, which we refer to in this prospectus as “covenant defeasance”, except for certain covenants, including the covenant to make payments in respect of the principal, premium, if any, and interest on the debt securities. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute events of default with respect to the debt securities. We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default specified in the fourth bullet point under “—Events of Default”.

The legal defeasance option or the covenant defeasance option with respect to a series of debt securities may be exercised only if:

•

we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of, premium, if any, on and interest on such debt securities of such series to stated maturity or redemption, as the case may be;

•

we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities of such series to stated maturity or redemption, as the case may be;

•

123 days pass after the deposit is made and during the 123-day period no default described in the fifth bullet point under “—Events of Default” occurs with respect to Eaton Vance or any other person making such deposit which is continuing at the end of the period;

•	no default or event of default with respect to that series of debt securities has occurred and is continuing on the date of such deposit;

•	such deposit does not constitute a default under any other agreement or instrument binding us;

•	we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940;

•	in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

•	we have received from the IRS a ruling, or

•

since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

•

in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

•

we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of such debt securities have been complied with as required by the indenture.

When (i) we deliver to the trustee all outstanding debt securities of a series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of a series have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of a series, including interest thereon, and if in either case we pay all other sums related to such debt securities payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect as to all outstanding debt securities of such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to such series of debt securities on our demand accompanied by an officers’ certificate and an opinion of counsel of Eaton Vance.

Regarding the Trustee

Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the TIA that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the TIA), it must eliminate such conflict or resign.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF CAPITAL STOCK

The following description of our non-voting common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the non-voting common stock that we may offer from time to time pursuant to this prospectus. We will not offer pursuant to this prospectus any of our voting common stock. While the terms we have summarized below will apply generally to any future non-voting common stock that we may offer, we will describe the particular terms of any class or series of such common stock in more detail in the applicable prospectus supplement. If there are differences between the applicable prospectus supplement and this prospectus, the prospectus supplement will control. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our articles of incorporation and bylaws, which have been publicly filed with the SEC. The terms of these securities may also be affected by the General Corporation Law of the State of Maryland.

Our capital stock consists of:

•	1,280,000 authorized shares of voting common stock, $0.00390625 par value per share, of which 399,240 shares were outstanding as of April 30, 2013; and

•	190,720,000 authorized shares of non-voting common stock, $0.00390625 par value per share, of which 121,009,816 shares were outstanding as of April 30, 2013.

Non-Voting Common Stock

Our non-voting common stock is listed on the New York Stock Exchange and has a par value of $0.00390625 per share.

Voting

Non-voting common stock has no voting rights under any circumstances; all voting power resides with our voting common stock.

Conversion

The non-voting common stock is neither redeemable nor convertible, and the holders of non-voting common stock have no preemptive rights to purchase any of our securities.

Dividends and Other Distributions

Shares of non-voting common stock and voting common stock are equal in respect of dividends and other distributions in cash, stock or property, including distributions in the event of the liquidation, dissolution or winding up of Eaton Vance Corp. Dividends that may be declared on the non-voting common stock will be paid in an equal amount to the holder of each share.

Transfer Agent

The transfer agent and registrar of our common stock is Computershare Investor Services.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may also issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

A prospectus supplement with respect to each offering of securities will include, to the extent applicable:

•	the terms of the offering;

•

the name or names of any underwriters, dealers, remarketing firms or agents and terms of any agreement with such parties including the compensation, fees or commissions received by and the amount of securities underwritten, purchased or remarketed by each of them, if any;

•	the public offering price or purchase price of the securities and an estimate of the net proceeds to be received by us, as applicable, from any such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the anticipated delivery date of the securities, including any delayed delivery arrangements, and any commissions we may pay for solicitation of any such delayed delivery contracts;

•	that the securities are being solicited and offered directly to institutional investors or others;

•	any discounts, commissions or concessions to be allowed or reallowed or to be paid to agents or dealers; and

•	any securities exchange on which the securities may be listed.

Any offer and sale of the securities described in this prospectus by us, any underwriters or other third parties described above may be effected from time to time in one or more transactions, including, without limitation, either:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sales;

•	at prices related to prevailing market prices at the time of sale; or

•	at negotiated prices.

Offerings of securities covered by this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NYSE or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the NYSE or such other securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

In addition, we may sell some or all of the securities covered by this prospectus through:

•

purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; and/or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in any such outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in any event of default in the case of a pledge, sell the pledged securities using this prospectus and the applicable prospectus supplement. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities covered by this prospectus.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Any offers to purchase the securities covered by this prospectus may be solicited, and any sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities.

The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us.

If indicated in the applicable prospectus supplement, we may sell the securities through agents from time to time. We generally expect that any agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of securities, we may utilize the service of an entity through which we may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the action or offering of such offered securities, if so described in the applicable prospectus supplement.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

If underwriters are used in any sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may at the time of any offering of securities be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each offering of securities will be a new issue of securities and will have no established trading market other than our non-voting common stock, which is listed on the NYSE. We intend that any non-voting common stock sold pursuant to this prospectus will be listed on the NYSE, upon official notice of issuance. The securities, other than our non-voting common stock, may or may not be listed on a national securities exchange or foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

Any underwriters to whom securities covered by this prospectus are sold by us for public offering and sale, if any, may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for the offered securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports thereon, included therein, which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph regarding Eaton Vance’s adoption of new accounting guidance for the consolidation of variable interest entities and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

EATON VANCE CORP.

    % Notes due 2023

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Morgan Stanley

Citigroup

Passive Book Running Manager

Co-Manager

Barclays

            , 2013.